Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated November 12, 2009
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3T1

Principal Amount (in Specified Currency): $250,000,000.
TMCC may increase the Principal Amount prior to the Original
Issue Date but is not required to do so.

Issue Price: 99.976%

Trade Date: November 12, 2009

Original Issue Date: November 17, 2009

Stated Maturity Date: December 5, 2012

Interest Rate: 1.90% per annum

Interest Payment Dates: The 5th of each June and December, commencing on June 5, 2010 (long first coupon), and on the Stated Maturity Date

Net Proceeds to Issuer: $249,715,000

Agents' Discount or Commission: 0.09%

Agents:	 UBS Securities LLC

Agents' Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Day Count Convention:
	[X] 30/360
	[  ] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[X] Following, unadjusted
	[  ] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:
$1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:




ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated October 8, 2009 and the Appointment Agreement Confirmation dated November 12, 2009 (collectively, the "UBS Appointment Agreement") between Toyota Motor Credit Corporation ("TMCC") and UBS Securities LLC ("UBS"), UBS, acting as principal, has agreed to purchase and TMCC has agreed to sell to UBS $250,000,000 principal amount of the Notes (the "UBS Notes") at 99.886% of such principal amount. UBS will receive a discount or commission equal to 0.09% of such principal amount.